Exhibit 99.7

First Responder Products Inc. Webcasts 9/11 Sixth Anniversary Program

SCOTTSDALE, AZ--(MARKET WIRE)--Sep 19, 2007 -- First Responder Products, Inc. (OTC BB:FRPD.OB - News), a distributor of a wide range of specialized homeland security products, announced today that its CERT Products division is sponsoring a webcast with strategic partner Homeland Defense Week to commemorate the sixth anniversary of the 9/11 attacks. The program, entitled "New York City - Living in the Cross Hairs - Six Years and Counting" is available for viewing at both www.certproducts.com and www.firstresponderproducts.com.

The webcast features an exclusive interview by journalist and author Dan Verton with Tom Ridge, former Secretary of the Department of Homeland Security. In a candid and informative session, Governor Ridge provides an honest appraisal of the current state of our emergency management preparedness and the need for a nationwide interoperable communications system for first responders, which is still not available six years after 9/11. He also addresses the need to integrate Community Emergency Response Team resources into the emergency response community.

The program includes interviews with homeland security authorities such as Michael Brown, former Undersecretary of the Department of Homeland Security's division of Emergency Preparedness and Response; Lawrence Loesch, former Deputy Chief of the New York City Police Department and current vice president of Allied Security, the nation's largest independently held contract services security company; and retired Brigadier General Sidney Baumgarten, Team Chief of the Battery Park City Community Emergency Response Team, the largest CERT in New York City and one of the most respected such community response teams in the country. The program also features vivid eyewitness accounts of the attack on the World Trade Center and the August 18, 2007 Deutsche Bank Building fire near Ground Zero which claimed the lives of two firefighters.

The program was produced by Homeland Defense Week co-founder Michael Day's production company, Red Team Productions, which has produced films and videotapes for such clients as the 3M Company, MCI International, the Smithsonian Institution, the American Red Cross, the U.S. Army, the U.S. Navy, National Geographic, and Fox-TV's "America's Most Wanted."

About the Company: First Responder Products, Inc. is a premier distributor of specialized products for public safety, homeland security, and military applications. The company distributes products from a variety of established manufacturers and also helps introduce new product lines. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of products. The company also provides an extensive webcast and podcast library of informational content to the first responder community.

Contact:

Contact Information:

Richard Reincke
480-619-4747